AMENDED SCHEDULE A

dated February 28, 2018

to the

EXPENSE LIMITATION AGREEMENT

dated February 19, 2014 between

THE ADVISORS’ INNER CIRCLE FUND III

and

NORTHPOINTE CAPITAL, LLC

This Agreement relates to the following Funds of the Trust:

Name of Fund	Share Class	Maximum Annual Operating Expense Limit	Initial Term End Date
NorthPointe Small Cap Value Fund	Institutional Shares	1.00%	February 28, 2019
	Investor Shares	1.25%	February 28, 2019
NorthPointe Large Cap Value Fund	Institutional Shares	0.65%	February 28, 2019
	Investor Shares	0.90%	February 28, 2019

ACKNOWLEDGED AND ACCEPTED BY:

NORTHPOINTE CAPITAL, LLC

By:	/s/ Michael P. Hayden
Name:	Michael P. Hayden
Title:	CEO

THE ADVISORS’ INNER CIRCLE FUND III

By:	/s/ Lisa K. Whittaker
Name:	Lisa K. Whittaker
Title:	VP & Assistant Secretary